Exhibit 99.B(e)(2)

SCHEDULE I

To the Distribution agreement between

The Victory Portfolios and Victory Capital Advisers, Inc. dated August 1, 2013

FUNDS

Name of Portfolio
Balanced Fund	International Select Fund
Core Bond Index Fund	Investment Grade Convertible Fund
Diversified Stock Fund	Large Cap Growth Fund
Dividend Growth Fund	National Municipal Bond Fund
Established Value Fund	Ohio Municipal Bond Fund
Fund for Income	Small Company Opportunity Fund
Global Equity Fund	Special Value Fund
International Fund	Stock Index Fund

As of August 1, 2013.	THE VICTORY PORTFOLIOS

	By:	/s/ Michael Policarpo
Michael Policarpo
President

Accepted:

VICTORY CAPITAL MANAGEMENT INC.

	By:	/s/ Michael Policarpo
Michael Policarpo
President